Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Aytu BioPharma, Inc. of our report dated March 22, 2021, relating to the consolidated financial statements of Neos Therapeutics, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, appearing in the Current Report on Form 8-K/A filed by Aytu BioPharma, Inc. on May 21, 2021.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Dallas, Texas

September 28, 2021